Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Enstar Group Limited

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of Enstar Group Limited for the registration of ordinary shares and to the incorporation by reference therein of our reports dated March 3, 2014, with respect to the consolidated balance sheets of Enstar Group Limited and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2013, and financial statement Schedules I, II, III, IV, and VI, as of December 31, 2013 and 2012 and for each of the years in the two year period ended December 31, 2013 and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Enstar Group Limited.

/s/ KPMG Audit Limited

Hamilton, Bermuda

April 29, 2014